EXHIBIT (M)
                             BURNHAM INVESTORS TRUST
                                  ON BEHALF OF

                                  Burnham Fund
                         Burnham Financial Services Fund
                        Burnham Financial Industries Fund
                         Burnham Long/Short Equity Fund
                          Burnham Small Cap Value Fund
                                (each, a "Fund")

                          RULE 12B-1 DISTRIBUTION PLAN

Class A, Class B and Class C Shares

         WHEREAS, BURNHAM INVESTORS TRUST, a Delaware business trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust has issued and is authorized to issue shares of beneficial interest ("Shares") par value $0.10 per share as set forth in its Agreement and Declaration of Trust, as amended;

         WHEREAS, the Board of Trustees of the Trust (the "Board") has established and designated three classes of Shares, Class A Shares, Class B and Class C Shares for the Burnham Fund, the Burnham Financial Services Fund and the Burnham Small Cap Value Fund and has established and designated two classes of Shares, Class A Shares and Class Shares, for the Burnham Financial Industries Fund and the Burnham Long/Short Equity Fund;

         WHEREAS, Burnham Securities Inc. (the "Distributor") serves as the principal distributor of the Shares pursuant to the Distribution Contract between the Trust and the Distributor dated September 7, 1989 and amended as of August 27, 1998 and November 13, 2003, which Distribution Contract, as amended, has been duly approved by the Board, in accordance with the requirements of the Act (the "Distribution Contract");

         WHEREAS, each Fund may offer Class A Shares, Class B and/or Class C Shares pursuant to Rule 18f-3 under the Act, which permits each Fund to implement a multiple class distribution system providing investors with the option of purchasing shares of various classes;

         WHEREAS, the Board as a whole, and the trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Rule 12b-1 plan provided for herein (the "Plan") or any agreements related to the Plan (the "Qualified Trustees"), have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination of whether the Plan should be implemented, in the exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund, the applicable class and the shareholders of each class, and have accordingly approved the Plan by votes cast in person at a meeting called for the purpose of voting on the Plan; and

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         NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

         1. (a) The Trust shall pay to the Distributor, as the principal distributor of the Class A Shares, a fee for distribution services and expenses and service services and expenses at the rate of up to 0.25% per annum of the average daily net asset value of the Class A Shares of the Burnham Fund and the Burnham Financial Services Fund and at the rate of up to 0.30% per annum of the average daily net asset value of the Class A Shares of the Burnham Small Cap Value Fund, the Burnham Financial Industries Fund and the Burnham Long/Short Equity Fund. The fee shall be calculated and accrued daily and paid monthly or at such other longer intervals as the Board shall determine; PROVIDED, HOWEVER, that the portion of such fee used to cover service services and expenses shall not exceed 0.25% per annum of the average daily net asset value of the Class A Shares of any Fund.

                  (b) The Trust shall pay to the Distributor, as the principal distributor of the Class B Shares, a fee for distribution services and expenses at the rate of up to 0.75% per annum of the average daily net asset value of the Class B Shares of the Burnham Fund and the Burnham Financial Services Fund and a fee for service services and expenses at a rate of up to 0.25% per annum of the average daily net asset value of the Class B Shares of each such Fund. Each fee shall be calculated and accrued daily and paid monthly or at such other longer intervals as the Board shall determine.

                  (c) The Trust shall pay to the Distributor, as the principal distributor of the Class C Shares, a fee for distribution services and expenses at the rate of 0.75% per annum of the average daily net asset value of the Class C Shares of each Fund and a fee for service services and expenses at a rate of 0.25% per annum of the average daily net asset value of the Class C Shares of each Fund. Each fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

         2. (a) The distribution amounts set forth in paragraph 1 of the Plan shall be paid for the Distributor's distribution services and expenses as the principal distributor of each Fund's Class A, Class B or Class C Shares, as appropriate, and shall be used by the Distributor to furnish, or cause or encourage others to furnish, services and incentives in connection with the promotion, offering and sale of each Fund's Class A, Class B or Class C Shares, and where suitable and appropriate, the retention of each Fund's Class A, Class B or Class C Shares by the respective Fund's shareholders. Such amounts may be spent by the Distributor, in its discretion, on, among other things, compensation to and expenses (including overhead and telephone expenses) of account executives or other employees of the Distributor or of other broker-dealers who engage in or support the distribution of each Fund's Class A, Class B or Class C Shares; printing of prospectuses and reports for other than existing shareholders; advertising; preparation, printing and distribution of sales literature; allowances to other broker-dealers; and distribution expenses incurred in connection with the distribution of Shares of a corresponding class of any Fund or other open-end, registered investment company which sells all or substantially all of its assets to a Fund or which merges or otherwise combines with a Fund.

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                  (b) The service amounts set forth in paragraph 1 of the Plan shall be paid for service services and expenses, including payments made to, or on account of, account executives of selected broker-dealers (including the Distributor and other affiliates of the Funds) and others who furnish personal and shareholder account maintenance services to Class shareholders of a Fund.

                  (c) UNREIMBURSED DISTRIBUTION EXPENSES. In the event that the Distributor is not fully reimbursed for payments made or expenses incurred by it as contemplated hereunder with respect to a class of Shares of the Burnham Small Cap Value Fund, the Burnham Financial Industries Fund or the Burnham Long/Short Equity Fund in any fiscal year, the Distributor shall be entitled to carry forward such expenses to subsequent fiscal years for submission to such Class of shares of such Fund for payment, subject always to the annual maximum expenditures set forth in paragraph 1; PROVIDED, HOWEVER, that nothing herein shall prohibit or limit the Trustees from terminating the Plan and all payments hereunder at any time pursuant to paragraph 6.

         3. The Plan shall not take effect as to a class of Shares of a Fund until it has been approved in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Securities and Exchange Commission ("Commission") by any rule, regulation or order. It being recognized that the Act and the rules and regulations thereunder currently required that the Plan shall not take effect as to a class of Shares of a Fund until it has been approved by a majority vote of (A) both (i) the Board and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon, and (B) if adopted after any public offering of Shares of a class of a Fund or the sale of such Shares to persons who are not affiliated persons of such Fund, affiliated persons of such persons, promoters of such Fund or affiliated persons of such promoters, a vote of at least "a majority of the outstanding voting securities" (as defined in the Act) of that class of Shares of such Fund.

         4. The Plan and any related agreements shall continue in effect for so long as such continuance is approved in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order. It being recognized that the Act and the rules and regulations thereunder currently required that the Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually by a majority vote of both (i) the Board and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.

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         5. In each year that the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall prepare and furnish to the Board, and the Board shall review, at least quarterly, written reports, complying with the requirements of Rule 12b-1 under the Act, of the amounts expended under the Plan and the purposes for which such expenditures were made.

         6. The Plan may be terminated as to a class of Shares of a Fund at any time in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order. It being recognized that the Act and the rules and regulations thereunder currently provided that the Plan may be terminated as to a class of Shares of a Fund at any time by a majority vote of the Qualified Trustees or by a "vote of a majority of the outstanding voting securities" (as defined in the Act) of that class of Shares of that Fund.

         7. The Plan may not be amended in order to increase materially the amount of distribution fees provided for in paragraph 1 above unless such amendment is approved in the manner prescribed by the Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the Commission by any rule, regulation or order. It being recognized that the Act and the rules and regulations thereunder currently provided that the Plan may not be amended in order to increase materially the amount of distribution fees provided for in paragraph 1 above unless such amendment is approved by a vote of at least "a majority of the outstanding voting securities" (as defined in the Act) of that class of Shares of the relevant Fund, and no material amendment to the Plan shall be made unless approved by the Board and the Qualified Trustees in the manner provided in paragraph 3(A) above.

         8. While the Plan shall be in effect, the selection and nomination of trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of the trustees then in office who are not "interested persons" of the Trust.

         9. The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of the Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

Dated:  April 26, 1995
Amended August 27, 1998
Amended November 13, 2003

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